SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release ("Settlement Agreement") is entered into effective June 30, 2011, by and between OptimizeRx. Corporation, located at 407 Sixth Street, Rochester, Michigan 48307 ("OptimizeRx."), and Midtown P8.1iners & Co., LLC, with offices at 4218 West Linebaugh Avenue, Tampa, Florida 33624 ("Midtown"). OptimizeRx. and Midtown may collectively be referred to herein as the "Parties," or individually as a "Party."

RECITALS

  This matter pertains to a dispute regarding that certain Placement Agent Agreement entered into on or around June 27, 2008 by and between OptimizeRx and Midtown (the "Placement Agreement") and Midtown's performance under the Agreement (the "Dispute").

  Midtown contends that, upon completion of the investment by Vicis Capital Master Fund on or about June 4, 2010, Midtown became entitled to receive under the Placement Agreement: (a) a Common Stock Purchase Warrant exercisable into 100,000 shares of common stock of OptimizeRx, at a strike price of $1.00, and (b) a Common Stock Purchase Warrant exercisable into 300,000 shares of common stock of OptimizeRx., at a strike price of $3.00 (collectively referred to herein as the "Warrant Shares and the "Warrants"). Pursuant to the tem1S of the Placement Agreement, the Warrants contain cashless exercise features. In exchange for the issuance of the Warrants under the Placement Agreement, and Warrant Shares issuable upon exercise of such Warrants, OptimizeRx· is issuing to Midtown the shares described in paragraph 1.B below.

  OpimizeRx commenced a lawsuit (the "Lawsuit") against Midtown regarding the· Dispute, which is currently pending before the Honorable Lawrence P. Zatkoffin the United States District Court for the Eastern District of Michigan and having Case No. 2:10-cv-13678.

  The Parties have reached an amicable resolution of the Dispute and desire to resolve the Dispute, the Lawsuit, and all issues and claims raised or which could have been raised in the Lawsuit, pursuant to the following terms and conditions:

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. In consideration of the Settlement Agreement reached between the P8.1ties and the releases granted herein, OptimizeRx agrees to compensate Midtown as follows:

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  OptimizeRx shall cause to be transferred to an amount controlled by Midtown the amount of Fifty Seven Thousand Five Hundred United States Dollars ($57,500 US) ("Settlement Funds"), pursuant to wire transfer instructions provided to OptimizeRx by Midtown on or before June 30, 2011, and

  OptimizeRx shall issue to Midtown via a transfer agent selected by OptimizeRx the amount of One Hundred Thousand (100,000) shares of Restricted Common Stock of OptimizeRx Corporation (the "Shares"), within 10 days of the date of the execution of this Settlement Agreement by the last Party to execute it.

2. Upon Midtown's receipt of the Settlement Funds and Shares, OptimizeRx and Midtown both expressly agree that the Placement Agreement is terminated and is and shall forever be null and void, and that immediately upon the termination of the Placement Agreement as set forth in this paragraph, both OptimizeRx and Midtown release and discharge each other from any and all rights and obligations, real and perceived, arising directly or indirectly from, or in any way related to, the Placement Agreement. Nothing in this Section shall affect Section 3 and 4 below.

3. Upon Midtown's receipt of the Settlement Funds and Shares, Midtown for itself and its members, partners, representatives, successors and assigns, releases and forever discharges OptimizeRx, and its sureties, representatives, parents, related parties, successors, assigns, agents, insurers, attorneys, accountants, affiliates, employees, officers, shareholders, directors, and/or trustees, past and present, from any and all payments, damages, costs, fees, Claims, demands, injuries, actions, causes of action, obligations, penalties and losses, known or unknown, contingent or accrued, now existing or hereafter arising, directly or indirectly, in connection with the Dispute, the Litigation, and any and all issues and claims that were or could have been raised or asserted in the Dispute and/or in the Litigation, under the Placement Agreement or otherwise.

4. Upon Midtown's receipt of the Settlement Funds and Shares, OptimizeRx for itself and its shareholders, representatives, successors and assigns, releases and forever discharges Midtown, and its sureties, representatives, parents, related parties, successors, assigns, agents, insurers, attorneys, accountants, affiliates, employees, officers, members, partners, directors, and/or trustees, past and present, from any and all payments, damages, costs, fees, claims, demands, i!1iuries, actions, causes of action, obligations, penalties and losses, known or unknown, contingent or accrued, now existing or hereafter arising, directly or indirectly, in connection with the Dispute, the Litigation, and any and all issues and claims that were or could have been asserted in the Dispute and/or in the Litigation, under the Placement Agreement or otherwise.

5. Upon Midtown's receipt of the Settlement Funds and Shares, counsel for OptimizeRx will cause to be entered with the United States District Court a stipulated dismissal with prejudice of the Lawsuit in the form attached as Exhibit A hereto.

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6. The Parties agree that the terms and conditions of this Settlement Agreement are, and shall forever remain, confidential information. The Parties agree that such confidential information shall not hereafter be used or shown, disseminated, copied, or in any way communicated to anyone, for any purpose whatsoever, except those disclosures that are either a reasonable business necessity, or those disclosures ordered by court or required by law. If a Party is required by subpoena or other court order to disclose such confidential information, that Party shall provide 14 days written notice of the court order to the other Party to allow the other Party time in 'which to challenge the court order.

7. The Parties acknowledge and agree that no part of the claims released in the Settlement Agreement have been assigned, in whole or in part, to any person, partnership, corporation, firm or other corporate entity.

8. The settlement represented by this Settlement Agreement is a compromise by the Parties of disputed claims and the Parties agree that the payments made, the claims released, and this Settlement Agreement, are not to be construed as, and are not, admissions of liability, fault, negligence, or any other wrongdoing on the part of any Party; any and all liability, fault, negligence or any wrongdoing by any and all Parties is specifically denied.

9. All of the terms of this Settlement Agreement are contractual including those terms contained in the "Recitals" section of this Settlement Agreement.' This Settlement Agreement shall be binding upon and shall inure to the benefit of the Parties and their sureties, representatives, related parties, successors, assigns, agents, insurers, attorneys, accountants, affiliates, employees, officers, shareholders, directors, members, partners, and/or trustees, past and present.

10. The Parties hereby covenant and agree that each shall not knowingly make, at any time or place, any disparaging remarks, verbally or in writing, concerning any of their respective actions or perceived omissions, regarding any matter or allegation connected with this Settlement Agreement and/or the relationship between tile Parties. The Parties expressly understand and acknowledge that each Party's business and reputation are of special, unique and extraordinary character, which give them a particular value, the loss of which cannot reasonably be compensated in damages in an action at law. Accordingly, the Parties further agree that in addition to any other rights or remedies that any other party may possess at law, any aggrieved Party shall be entitled to injunctive and other equitable relief in order to prevent or remedy a breach of the provisions of this section by any Party hereto. Nothing contained in this Settlement Agreement shall preclude a lawsuit by any Party hereto against another Party for the enforcement of this Agreement and in particular this Section.

11. This Settlement Agreement shall survive the release of any claims.

12. This Settlement Agreement represents the entire understanding and agreement between tile Parties with respect to the subject matter hereof and cannot be amended, supplemented, or changed in any respect, except by a written instrument signed by the Party against whom enforcement of any such amendment, supplement, or modification is sought. This Settlement Agreement supersedes all prior negotiations, understandings, agreements, or representations, oral or written, between or among the Parties with respect to the subject matter hereof.

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13. This Settlement Agreement may be executed in one or more counterparts (including by facsimile signatures), each of which fully signed counterpart shall be deemed to be an original for all purposes, and all of which together shall constitute one and the same instrument.

14. The terms of this Agreement are severable. If any portion of this Settlement Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision contained in this Settlement Agreement, and instead, this Settlement Agreement shall be construed as if such invalid or unenforceable provision had never been contained therein.

15. Those signing on behalf of the Parties to this Settlement Agreement each individually warrant that they are duly authorized to sign on behalf of such party.

16. Each Party acknowledges that the party had the opportunity to seek the advice of counsel of the Party's choosing in reviewing this Settlement Agreement and each acknowledges that the Party enters into this Settlement Agreement of the Party's own free and voluntary act and will and is under no duress or undue influence. The Parties also agree that the Parties and/or their counsel participated in the negotiation and drafting of this Settlement Agreement. The terms of the Settlement Agreement shall not be construed against a Party solely because of a Party's participation in the drafting of this Settlement Agreement

17. SECURITIES LAW REPRESENTATIONS. Midtown hereby represents, warrants and agrees to the following:

(a) THE SHARES TO BE ISSUED PURSUANT TO SECTION 1(B) ABOVE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS INVESTMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE SHARES MAY NOT BE TRANSFERRED, WHOLLY OR IN PART, EXCEPT IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

(b) The Shares are being issued for Midtown's own account for investment and not with a view for distribution or resale to others. Midtown agrees that it will not sell or otherwise transfer the Shares unless: (i) the Shares represented have been registered under the Act and applicable state securities laws or, in the opinion of counsel acceptable to OptimizeRx, an exemption from registration is available; and (ii) such transfer will riot, in the opinion of counsel acceptable to OptimizeRx, cause OptimizeRx to violate any of the applicable federal and state securities laws and regulations.

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(c). Midtown is an "Accredited Investor" as deemed in Rule 501 of Regulation D under the Act.

(d) Midtown has such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that Midtown is capable of evaluating the merits and risks of an investment in OptimizeRx.

(e) Midtown represents that it has adequate means of providing for its current needs and possible future financial contingencies and that Midtown has no need for liquidity in the Shares.

(f) Midtown recognizes, understands and has evaluated all of the disclosures and risk factors related to OptimizeRx and the Shares as disclosed in OptimizeRx's periodic reports filed with the U.S. Securities and Exchange Commission. Midtown is aware that this investment is speculative and involves a high degree of risk and that there is no assurance as to the future performance of OptimizeRx. Midtown has been given an opportunity to ask OptimizeRx questions related to OptimizeRx's financial condition and plans of operations. OPTIMIZERX HAS NOT MADE TO MIDTOWN, NOR IS HEREBY MAKING TO MIDTOWN, ANY REPRESENTATION OR WARRANTY RELATING TO ITS CURRENT OR FUTURE FINANCIAL CONDITION OR TO ANY OF ITS CURRENT OR FUTURE PLANS OF OPERATIONS.

(g) Midtown hereby acknowledges that it has discussed with its professional, legal, tax and financial advisors the suitability of an investment in OptimizeRx for Midtown's particular tax and financial situation.

IN WITNESS WHEREOF, the Parties have signed this Settlement Agreement effective the date first written above.

OPTIMIZERX CORPORATION
Date: June 30, 2011	By:	/s/ David Lester
	Its:	CEO

MIDTOWN PARTNERS & CO., LLC.
Date: June 30, 2011	By:	/s/ John R. Clarke
	Its:	John R. Clarke/CEO

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EXHIBIT A

UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF MICHIGAN SOUTHERN DIVISION

OPTIMIZERX CORPORATION, Plaintiff, v. MIDTOWN PARTNERS & CO., LLC, Defendant.	Case No. 2:10-cv-13678 Hon. Lawrence P. Zatkoff
HOWARD & HOWARD ATTORNEYS PLLC By: Stephen P. Dunn (P6871l) Stephanie N. Olsen (P67072) 450 West Fourth Street Royal Oak, MI 48067 (248) 723-0424 sdunn@howardandhoward.com Attorneys for OptimizeRx	BUTZEL LONG, P.C. By: George B. Donnini (P66793) Danielle J. Hessell (P68667) 150 West Jefferson Avenue, Suite 100 Detroit, Michigan 48226 (313) 225-7042 donmni@butzel.com Attorneys for Midtown

STIPULATED ORDER OF DISMISSAL WITH PREJUDICE

Upon stipulation of Plaintiff and Defendant, all claims raised or which could have been raised in the Complaint and any potential counterclaims, are dismissed with prejudice, and without costs to either party.

IT IS SO ORDERED.

__________________________

Lawrence P. Zatkoff,

United States District Judge

STIPULATED AS TO FORM AND CONTENT:

Stephen P. Dunn (P68711)	George B. Donnini (P66793)
Attorney for OptimizeRx	Attorney for Midtown

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